Exhibit 99.1

Northstar Neuroscience Announces Presentation of Long-Term Data of Cortical Stimulation for Depression and Stroke Recovery

Data from PROSPECT and EVEREST Studies Presented at ASSFN Meeting

SEATTLE — June 3, 2008 – Northstar Neuroscience, Inc. (NASDAQ: NSTR), a developer of medical devices for the treatment of neurological diseases and disorders, announced that long-term data for both the PROSPECT feasibility study of cortical stimulation for depression and the EVEREST pivotal trial studying cortical stimulation for arm/hand disability post stroke were presented this week at the American Society for Stereotactic and Functional Neurosurgery (ASSFN) meeting in Vancouver, British Columbia.

Results of cortical stimulation for the treatment of major depressive disorder were presented on behalf of the PROSPECT investigators by Brian Kopell, M.D. of the Medical College of Wisconsin and Northstar’s Vice President of Medical Affairs. PROSPECT is a multi-center, randomized, single-blind study being conducted at Massachusetts General Hospital, the University of Pittsburgh, and the Medical College of Wisconsin.

Dr. Kopell reported that the beneficial effects of cortical stimulation appear to increase over time. With current patient follow-up averaging 52 weeks, improvements on the Hamilton Depression Rating Scale (HDRS) increased from an average of 21 percent at week eight to 32 percent at the most recent follow-up. Over the same period, improvements on the Montgomery-Asberg Depression Rating Scale (MADRS) increased from 22 to 33 percent and the Global Assessment of Functioning (GAF) from 25 to 51 percent. Additionally, four of 11 patients have achieved a response of greater than 50 percent on the HDRS; one additional patient has improved 49 percent. Dr. Kopell noted that the PROSPECT patient cohort represented a very treatment-resistant group, having failed on average more than 9 previous therapies.

Dr. Kopell also presented data indicating a statistically significant correlation between electrode location and depression score improvement that Northstar and its clinical collaborators intend to further explore in a study later this year.

Presenting on behalf of the EVEREST study investigators, Robert Levy, MD, of Northwestern University reported data on cortical stimulation for the recovery of hand/arm function following stroke through 12 and 24 weeks following therapy. The data once again confirms the safety profile of cortical stimulation and suggests that rehabilitation for chronic stroke patients can make a difference. As reported earlier, the EVEREST success criteria at the 4-week primary endpoint was not achieved, and analysis of the data set through the 24 week follow up period indicates the overall treatment effect also did not reach statistical significance. However, specifically at the 24 week time-point, there was a statistically significant improvement in the Arm Motor Ability Test (AMAT), one of the study’s key outcome measures for activities of daily living, for the treatment group compared to control.

Additionally, Dr. Levy presented follow-up data on the previously-reported “evoked movement” subset of cortical stimulation patients who achieved statistically significant improvements compared to control patients at the four week follow up. Through 24 weeks, these patients retained statistically significant benefits compared to the control group.

“The long-term data from PROSPECT and EVEREST further confirms the safety profile of the Renova™ Cortical Stimulation System* and continues to provide researchers new insight into the potential of cortical stimulation for depression and stroke motor recovery,” said John Bowers, Northstar’s President and Chief Executive Officer. “Our team thanks the many clinicians and patients who have participated in these studies. As we’ve announced, we intend to move forward with a larger study in depression to confirm and build on the results from our PROSPECT study, and we also continue to investigate the potential for cortical stimulation for stroke recovery.”

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain – the cerebral cortex. The Renova system is currently under investigation for several indications. For more information, visit www.northstarneuro.com.

*	CAUTION: Investigational Device. Limited by Federal Law (U.S.) to investigational use.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our ability to complete our ongoing or any future clinical trials, or decisions whether to conduct additional clinical trials, including related to depression or stroke motor recovery, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, including the final results of the PROSPECT and EVEREST clinical trials, and results from our current or previous trials may not be indicative of success in any later clinical trials. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2008 and in other documents and reports we file periodically with the Securities and Exchange Commission.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com